Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com
Horace Mann reports full-year and fourth-quarter 2022 results consistent with pre-announcement
•Net loss of $2.6 million, or $0.06 per share, for the full year and net loss of $18.5 million, $0.45 per share, for the fourth quarter impacted by realized investment losses
•Core earnings* of $45.7 million, or $1.09 per share, for the full year with core loss* of $4.7 million, or $0.11 per share, for the fourth quarter
◦Property & Casualty segment results consistent with pre-announcement, reflecting continued emergence of elevated loss costs across property & casualty industry
◦Inflationary trends combined with impact of financial market volatility on Life & Retirement segment earlier in 2022 to offset benefits of education market focus, sales momentum and business diversification
◦$59 million in full-year earnings from Supplemental & Group Benefits segment, which includes employer-sponsored benefit products for K-12 school districts added in 2022
•Household acquisition momentum strengthened again in fourth quarter with strong sales across segments, helping increase share of education market
•Expecting 2023 EPS in range of $2.00-$2.30 with full-year 2023 core return on equity targeted at approximately 6% as trajectory toward sustainable double-digit ROEs resumes
◦Guidance reflects 11% to 14% increase in managed portfolio net investment income to $330 million to $340 million
◦Anticipating 2024 ROE at 10% with core EPS approaching $4; average annual EPS growth targeted at 10% in 2025 and beyond
SPRINGFIELD, Ill., Feb. 7, 2023 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months and full-year ended December 31, 2022:

($ in millions, except per share amounts)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Total revenues	$346.8	$331.4	4.6%	$1,382.9	$1,330.1	4.0%
Net income (loss)	(18.5)	40.5	-145.7%	(2.6)	142.8	-101.8%
Net investment losses, after tax	(10.0)	(0.3)	N.M.	(44.5)	(8.6)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	(3.8)	—	N.M.	(3.8)	—	N.M.
Core earnings (loss)*	(4.7)	40.8	-111.5%	45.7	151.4	-69.8%
Adjusted core earnings (loss)*	(2.4)	43.6	-105.5%	63.0	160.5	-60.7%
Per diluted share:(1)
Net income (loss)	(0.45)	0.96	-146.9%	(0.06)	3.39	-101.8%
Net investment losses, after tax	(0.25)	(0.01)	N.M.	(1.06)	(0.20)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	(0.09)	—	N.M.	(0.09)	—	N.M.
Core earnings (loss) per diluted share*(1)	(0.11)	0.97	-111.3%	1.09	3.59	-69.6%
Adjusted core earnings (loss) per diluted share*(1)	(0.06)	1.03	-105.8%	1.51	3.80	-60.3%
Book value per share				26.60	43.66	-39.1%
Adjusted book value per share*				35.33	36.64	-3.6%
Tangible book value per share*				29.52	32.09	-8.0%
(1) Calculated using basic shares when in a net loss or core loss position.
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.
The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“The temporary impact of industry-wide 2022 events on our financial performance, including inflationary pressure and market volatility, does not detract from our unwavering commitment to be a trusted partner to the educational community,” said President and CEO Marita Zuraitis. “Our optimism for Horace Mann’s long-term success is underscored by the progress we made in 2022 to further diversify our business base and cement our position as the leading provider of education market solutions for both school districts and individual educators.
“The strong sales momentum we saw in the fourth quarter built on our successful back-to-school season, supporting our ability to resume our trajectory toward a double-digit return on equity in 2023,” Zuraitis added. “In our new Worksite Division, 2022 sales rose almost two and a half times over last year, bolstered by the newly acquired employer-sponsored products added in the Madison National acquisition, which continues to exceed our expectations. Sales of worksite direct supplemental products are reflecting improved school access. In the fourth quarter, sales reached their highest quarterly level since before the pandemic.
“In our Retail Division, educators continued to respond favorably to the solutions offered by our Life & Retirement business with annualized Life sales up 7%. Retirement results also remain strong, even as financial market volatility has been a headwind,” said Zuraitis. “In our Property & Casualty business, our focus has been on the acceleration of our rate plan, along with implementation of non-rate underwriting actions, so we can remain on track to our longer-term profitability targets for this business. Auto sales are up again in the fourth quarter, largely in states where we are confident in the outlook for pricing, reflecting the strength of our relationships within the education market.
“In addition to the overall 5.4% in rate actions in 2022, we now expect auto rates to increase in the range of 18% to 20% over the next four quarters,” Zuraitis said. “We believe this plan - bolstered by non-rate actions - should result in an auto combined ratio between 97% and 98% in 2024. Further, we expect property rate increases in the range of 12% to 15% over the next four quarters. Combined with the impact of ‘inflation guard’ increases to raise coverage values, we expect average renewal premiums for property to increase by 17% to 20% in 2023. This puts us on track to our targeted property combined ratio between 92% and 93% for 2024.
“We remain confident that we will increase our share of the education market as we grow through all channels over the course of the next several years,” Zuraitis said. “As we return to our longer-term profitability targets in the Property & Casualty segment, we believe our 2023 core EPS will be in the range of $2.00 to $2.30. We are assuming a full-year limited partnerships portfolio contribution in line with our average historical returns and a full-year catastrophe loss contribution of about 10 points to the combined ratio. In 2024, we believe we will return to a double-digit return on equity as core EPS approaches $4, driven by our profitable growth.”
Segment outlook for 2023
2023 core EPS guidance of $2.00 to $2.30 (or core earnings of $84 million to $96 million, after tax) includes full-year net investment income from the managed portfolio between $330 million and $340 million, reflecting stronger returns from our commercial mortgage loan portfolio as well as the benefits of the rising rate environment over the past 12 months. Limited partnership returns are estimated near their 10-year average of 8.5%. 2023 total net investment income is expected to be between $434 million and $444 million.
Guidance for each segment reflects the following:
•Property & Casualty segment core earnings of between $5 million to $10 million in 2023 from a loss of $44.4 million in 2022, reflecting the growing benefit of rate and non-rate underwriting actions. The longer-term combined ratio target for the segment remains 95-96%.
•Life & Retirement segment core earnings of $67 million to $70 million in 2023, compared to $52.6 million in 2022. The guidance takes into account the adoption of LDTI effective Jan. 1, 2023. In 2023, the spread on the fixed annuity business is expected to be in the range of 220 to 230 basis points, above the target threshold for this business.
•Supplemental & Group Benefits segment core earnings of $40 million to $44 million in 2023, compared to $58.5 million in 2022. The segment benefit ratio is expected to be near the longer-term target of 43% compared with 36.7% in 2022 as utilization returns to pre-pandemic levels. In addition, the pretax profit margin will reflect the investment being made in this segment’s infrastructure as well as a higher allocation of corporate expenses to reflect the segment’s utilization of shared staff, distribution and other resources.

Reporting Segment Results
Beginning with first quarter 2022, Horace Mann is reporting financial results in three reporting segments: (1) Property & Casualty, (2) Life & Retirement, and (3) Supplemental & Group Benefits. The retail business, consisting of the Property & Casualty and Life & Retirement segments, provides insurance and financial services to individual educators through agency and direct channels. The Supplemental & Group Benefits segment provides worksite direct and employer-sponsored benefits through school district employers. These worksite offerings help school districts attract and retain staff. This segment includes the results of Madison National Life Insurance Company, Inc. (Madison National) that was acquired effective January 1, 2022.
Property & Casualty segment results reflected impact of inflation
(All comparisons vs. same period in 2021, unless noted otherwise)
The Property & Casualty insurance segment primarily markets private passenger auto insurance and residential home insurance. Horace Mann offers standard auto coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both auto and property coverage, Horace Mann offers educators a discounted rate and the Educator Advantage® package of features. The Property & Casualty segment represented 47% of total revenues for the year ended 2022.

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Change		2022	2021	Change
Property & Casualty net premiums written*	$153.5	$146.6	4.7%		$617.5	$607.8	1.6%
Property & Casualty net income (loss) / core earnings (loss)*	(25.0)	14.5	N.M.		(44.4)	57.0	N.M.
Property & Casualty combined ratio	128.0%	99.9%	28.1	pts	115.3%	99.2%	16.1	pts
Property & Casualty underlying loss ratio*	81.6%	64.4%	17.2	pts	71.3%	61.0%	10.3	pts
Property & Casualty expense ratio	29.4%	28.3%	1.1	pts	27.4%	26.7%	0.7	pts
Property & Casualty catastrophe losses	8.0%	7.2%	0.8	pts	13.0%	12.7%	0.3	pts
Property & Casualty underlying combined ratio*	111.0%	92.7%	18.3	pts	98.7%	87.7%	11.0	pts
Auto combined ratio	143.6%	108.4%	35.2	pts	119.0%	96.1%	22.9	pts
Auto underlying loss ratio*	99.8%	79.3%	20.5	pts	82.8%	69.0%	13.8	pts
Property combined ratio	101.0%	84.7%	16.3	pts	108.8%	105.4%	3.4	pts
Property underlying loss ratio*	49.9%	37.3%	12.6	pts	50.1%	45.9%	4.2	pts

The Property & Casualty segment core loss for the fourth quarter and full-year were in line with the company’s preliminary announcement. As expected, Property & Casualty net premiums written were up slightly for the year with average written premiums rising for both property and auto over the course of the year. In addition, segment net investment income for the year and quarter was well below the prior year when outsized returns in the limited partnership fund portfolio benefited this segment.
The combined ratio rose for both periods, largely due to recognition of continued elevated industry-wide loss costs driven by inflation. The company continues to implement rate and other underwriting actions that address these trends. Catastrophe losses for the year were in line with the prior year, while catastrophe losses for the quarter were $12.4 million, pretax. Winter Storm Elliott, which spanned more than 30 states between December 21-25, represented $8 million of the total.
The year-over-year increase in average written premiums for property policies continued to improve throughout 2022, reaching 10.1% in the fourth quarter, as rate increases of 4.9% and inflation adjustments to coverage values took effect. The full-year property underlying loss ratio was 50.1%, reflecting non-catastrophe water and fire losses above the prior year. The full-year property loss ratio included $6.0 million in favorable prior-accident year reserve development.
The year-over-year increase in average written premiums for auto policies also improved throughout 2022, reaching 4.8% in the fourth quarter, reflecting rate actions averaging 5.4% in 2022. The full-year auto underlying loss ratio was 82.8%, reflecting higher severity due to the ongoing impact of inflation and other loss cost factors. In addition, auto frequency moved closer to pre-pandemic levels. The full-year auto loss ratio included $28.0 million in unfavorable prior-accident year reserve development, recognizing the impact on severity of overall inflation, including higher medical costs, increased usage of medical services and the current judicial environment.

Life & Retirement segment core earnings of $53 million in 2022
(All comparisons vs. same period in 2021, unless noted otherwise)
The Life & Retirement segment markets 403(b) tax-qualified fixed, fixed indexed and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators as well as traditional term and whole life insurance products. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net premiums written on a statutory accounting basis. The Life & Retirement segment represented 36% of total revenues for the year ended 2022.

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021	Change
Life & Retirement net income	$7.0	$21.4	-67.3%	$48.8	$68.4	-28.7%
Life & Retirement core earnings*	10.8	21.4	-49.5%	52.6	68.4	-23.1%
Life & Retirement adjusted core earnings*	10.0	21.9	-54.3%	57.5	68.2	-15.7%
Life annualized sales*	3.1	2.3	34.8%	9.3	8.7	6.9%
Life mortality costs	7.8	10.1	-22.8%	39.3	43.5	-9.7%
Net annuity contract deposits*	105.0	104.2	0.8%	429.3	448.8	-4.3%
Annuity assets under management(1)				4,878.4	5,339.8	-8.6%
Total assets under administration(2)				8,160.8	9,509.7	-14.2%
(1)     Amount reported as of December 31, 2022 excludes $637.7 million of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Life & Retirement segment core earnings, which excludes an after-tax impairment charge of $3.8 million for goodwill and intangible assets, were $52.6 million for the year. Adjusted core earnings, which further excludes DAC unlocking and intangible asset amortization, were $57.5 million for the year. For the segment, net investment income reflected full-year limited partnership returns slightly below their 10-year average compared to the unusually high returns seen in 2021 while commercial mortgage loan portfolio returns declined due to rising interest rates. Operating expenses were in line with 2021.
The net interest spread on our fixed annuity business was 246 basis points in 2022 compared to 290 basis points in 2021. Charges and fees declined for the year due to market volatility. For the life products, mortality experience improved from 2021.
For the Retirement business, net annuity contract deposits were $429.3 million for the year and $105.0 million for the fourth-quarter. Educators continue to begin their relationship with Horace Mann through 403(b) retirement savings products, including the company’s attractive annuity products, which provide encouraging cross-sell opportunities. Total cash value persistency remained strong at 93.7%.
Horace Mann currently has $4.9 billion in annuity assets under management, including $2.2 billion of fixed annuities, $2.2 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Horace Mann Retirement Advantage® and other advisory and recordkeeping assets, were down from a year ago as equity market performance affects assets under management. Life insurance in force rose to $20.0 billion at year-end 2022.

Supplemental & Group Benefits segment core earnings of $59 million in 2022
(All comparisons vs. same period in 2021, unless noted otherwise)
The Supplemental & Group Benefits segment markets employer-sponsored group worksite solutions for districts and other public employers, as well as worksite direct products typically distributed through the worksite channel. The worksite business provides group term life, disability and specialty health insurance along with worksite supplemental products including cancer, heart, hospital, supplemental disability and accident coverages. The Supplemental & Group Benefits segment represented 21% of total revenues for the year ended 2022.

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Change		2022	2021	Change
Supplemental & Group Benefits net income / core earnings*	14.9	11.2	33.0%		$58.5	$46.0	27.2%
Supplemental & Group Benefits adjusted core earnings*	18.0	13.5	33.3%		70.9	55.3	28.2%
Pretax profit margin(1)	27.3%	36.6%	-9.3	pts	25.3%	37.6%	-12.3	pts
Net premiums earned	$68.2	$31.6	115.8%		$275.5	$128.0	115.2%
Worksite direct products sales*	3.4	2.3	47.8%		9.2	6.5	41.5%
Employer-sponsored products sales*	1.1	—	N.M.		6.9	—	N.M.
Worksite direct products benefits ratio	25.3%	31.7%	-6.4	pts	30.1%	31.9%	-1.8	pts
Employer-sponsored products benefits ratio	33.2%	—	N.M.		41.9%	—	N.M.
(1)    Measured to total revenues.

Supplemental & Group Benefits segment core earnings were up 27.2% while adjusted core earnings were up 28.2% for the year, reflecting the strong pretax profit margin due to the addition of the newly acquired employer-sponsored products. Benefit ratios for the worksite direct and employer-sponsored products lines for the year were below longer-term targets largely due to continued strong performance across the product lines as well as the release of reserves related to lapsed policies. Fourth-quarter benefit ratios continued to reflect expected quarterly fluctuations due to seasonality and other factors.
The non-cash impact of amortization of intangible assets under purchase accounting reduced full-year core earnings by $15.7 million pretax vs. $11.7 million in 2021 due to the Madison National transaction. Segment net investment income rose 32.1% for the year, largely due to the addition of the Madison National portfolio in 2022.
Total sales for the segment were $16.1 million for the year, with fourth-quarter sales of $4.5 million. Fourth-quarter sales of worksite direct supplemental products were up 47.8%, with full-year sales up 41.5% to $9.2 million, with persistency remaining very strong at 90.4%. Full-year sales of employer-sponsored products were $6.9 million.

Consolidated Results
Horace Mann’s investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier. The Corporate segment reduced total revenues by $56.1 million for the year ended 2022 largely due to realized investment losses.
Full-year net investment income of $401 million
(All comparisons vs. same period in 2021, unless noted otherwise)

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Change		2022	2021		Change
Pretax net investment income - investment portfolio	$74.1	$88.1	-15.9%		$297.4	$321.4		-7.5%
Pretax investment income - deposit asset on reinsurance	26.1	26.0	0.4%		103.5	101.1		2.4%
Total pretax net investment income	100.2	114.1	-12.2%		400.9	422.5		-5.1%
Pretax net investment losses	(12.7)	(0.4)	N.M		(56.5)	(11.0)		N.M.
Pretax net unrealized investment gains (losses) on fixed maturity securities					(571.9)	441.6		N.M.
Investment yield, excluding limited partnership interests, pretax - annualized	4.01%	4.32%	-0.31	pts	4.25%	4.27%	-0.02	pts
N.M. - Not meaningful.

Full-year total net investment income and net investment income on the managed portfolio was below last year. For full-year 2022, limited partnership returns were 7.9%. In 2021, limited partnership returns were 20.3%, well above the 10-year average. Investment yield on the portfolio excluding limited partnership interests remained near 4.25%, with new money yields continuing to exceed portfolio yields in the core fixed maturity securities portfolio.
The fixed maturity securities portfolio was in a net unrealized investment loss position of $571.9 million pretax at December 31, 2022, primarily due to the rising interest rate environment. Realized investment losses were largely due to portfolio repositioning activities to improve book yield as well as declines in the fair value of equity securities.
Adjusted book value per share* of $35.33 at year end
At December 31, 2022, shareholders’ equity was $1.09 billion, or $26.60 per share, as higher interest rates resulted in net unrealized investment losses on fixed maturity securities. Excluding the unrealized losses, shareholders’ equity was $1.45 billion, or $35.33 per share*. Share repurchases in 2022 totaled 670,816 shares, with $24.0 million returned to shareholders. As of December 31, 2022, $41.3 million remained authorized for future repurchases under the share repurchase program authorized in 2022. Between Jan. 1 and Feb. 3, 2023, the company repurchased 68,550 shares for a total of $2.3 million.
At December 31, 2022, total debt was $498.0 million, with $249.0 million outstanding on the company’s line of credit. Interest expense was $19.4 million in 2022 compared to $13.9 million in 2021 due to higher interest expense on the line of credit. The ratio of debt-to-capital excluding net unrealized investment gains/losses* was 25.6% at December 31, 2022, which aligns with levels appropriate for the company’s current financial strength ratings.
Quarterly webcast
Horace Mann’s senior management will discuss the company’s fourth-quarter financial results with investors on Feb. 8, 2023 at 12 p.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.

About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educational community. Founded by Educators for Educators® in 1945, Horace Mann is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Certain statements included in this news release, including those regarding our earnings outlook, expected catastrophe losses, our investment strategies, our plans to implement additional rate actions, our plans relating to share repurchases and dividends, our efforts to enhance customer experience and expand our products and solutions to more educators, our strategies to create sustainable long-term growth and double-digit ROEs, our strategy to achieve a larger share of the education market, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Horace Mann and its subsidiaries. Horace Mann cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond Horace Mann’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements included in this document. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Information” sections included in Horace Mann’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC). The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Horace Mann does not undertake to update any particular forward-looking statement included in this document if we later become aware that such statement is not likely to be achieved.
Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to Horace Mann’s SEC filings.

# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)

($ in millions, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Earnings Summary
Net income (loss)	$(18.5)	$40.5	-145.7%	$(2.6)	$142.8	-101.8%
Net investment losses, after tax	(10.0)	(0.3)	N.M.	(44.5)	(8.6)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	(3.8)	—	N.M.	(3.8)	—	N.M.
Core earnings (loss)*	(4.7)	40.8	-111.5%	45.7	151.4	-69.8%
Adjusted core earnings (loss)*	(2.4)	43.6	-105.5%	63.0	160.5	-60.7%

Per diluted share:(1)
Net income (loss)	$(0.45)	$0.96	-146.9%	$(0.06)	$3.39	-101.8%
Net investment losses, after tax	(0.25)	(0.01)	N.M.	(1.06)	(0.20)	N.M.
Other expense - goodwill and intangible asset impairments, after tax	(0.09)	—	N.M.	(0.09)	—	N.M.
Core earnings (loss)*	(0.11)	0.97	-111.3%	1.09	3.59	-69.6%
Adjusted core earnings (loss)*	(0.06)	1.03	-105.8%	1.51	3.80	-60.3%

Weighted average number of shares and equivalent shares (in millions) - Basic	41.4	42.0	-1.4%	41.6	42.0	-1.0%
Weighted average number of shares and equivalent shares (in millions) - Diluted	41.6	42.2	-1.4%	41.8	42.2	-0.9%

Return on Equity
Net income return on equity - LTM(2)	(0.2)%	8.0%		(0.2)%	8.0%
Net income return on equity - annualized	(6.8)%	9.0%
Core return on equity - LTM*(3)	3.1%	10.3%		3.1%	10.3%
Core return on equity - annualized*	(1.3)%	10.9%
Adjusted core return on equity - LTM*(4)	4.2%	10.9%		4.2%	10.9%
Adjusted core return on equity - annualized*	(0.7)%	11.6%

Financial Position
Per share:(5)
Book value				$26.60	$43.66	-39.1%
Effect of net unrealized investment gains (losses) on fixed maturity securities(6)				$(8.73)	$7.02	N.M.
Dividends paid	$0.32	$0.31	3.2%	$1.28	$1.24	3.2%
Ending number of shares outstanding (in millions)(5)				40.9	41.4	-1.2%
Total assets				$13,446.8	$14,383.9	-6.5%
Short-term debt				249.0	249.0	—%
Long-term debt				249.0	253.6	-1.8%
Total shareholders’ equity				1,088.2	1,807.4	-39.8%
N.M. - Not meaningful.
(1)    Calculated using basic shares when in a net loss or core loss position.
(2)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(3)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(4)    Based on last twelve months adjusted core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(5)    Ending shares outstanding were 40,904,312 at December 31, 2022 and 41,393,484 at December 31, 2021.
(6)    Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Consolidated Statements of Operations and Data (Unaudited)

($ in millions, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Consolidated Statements of Operations
Net premiums and contract charges earned	$259.5	$210.8	23.1%	$1,029.0	$889.6	15.7%
Net investment income	100.2	114.1	-12.2%	400.9	422.5	-5.1%
Net investment losses	(12.7)	(0.4)	N.M.	(56.5)	(11.0)	N.M.
Other income	(0.2)	6.9	-102.9%	9.5	29.0	-67.2%
Total revenues	346.8	331.4	4.6%	1,382.9	1,330.1	4.0%

Benefits, claims and settlement expenses	203.4	171.5	18.6%	761.6	617.7	23.3%
Interest credited	48.5	10.7	N.M.	177.6	164.4	8.0%
Operating expenses	86.2	68.7	25.5%	315.9	251.5	25.6%
DAC unlocking and amortization expense	22.0	24.2	-9.1%	98.7	94.7	4.2%
Intangible asset amortization expense	4.2	3.2	31.3%	16.8	13.0	29.2%
Interest expense	5.9	3.5	68.6%	19.4	13.9	39.6%
Other expense - goodwill and intangible asset impairments	4.8	—	N.M.	4.8	—	N.M.
Total benefits, losses and expenses	375.0	281.8	33.1%	1,394.8	1,155.2	20.7%

Income (loss) before income taxes	(28.2)	49.6	-156.9%	(11.9)	174.9	-106.8%
Income tax expense (benefit)	(9.7)	9.1	N.M.	(9.3)	32.1	-129.0%
Net income (loss)	$(18.5)	$40.5	-145.7%	$(2.6)	$142.8	-101.8%

Net Premiums Written and Contract Deposits*
Property & Casualty	$153.5	$146.6	4.7%	$617.5	$607.8	1.6%
Life & Retirement	136.8	135.6	0.9%	544.8	563.0	-3.2%
Supplemental & Group Benefits	67.9	31.8	113.5%	274.7	128.0	114.6%
Total	$358.2	$314.0	14.1%	$1,437.0	$1,298.8	10.6%

Segment Net Income (Loss)
Property & Casualty	$(25.0)	$14.5	N.M.	$(44.4)	$57.0	N.M.
Life & Retirement	7.0	21.4	-67.3%	48.8	68.4	-28.7%
Supplemental & Group Benefits	14.9	11.2	33.0%	58.5	46.0	27.2%
Corporate & Other(1)	(15.4)	(6.6)	-133.3%	(65.5)	(28.6)	-129.0%
Consolidated net income	$(18.5)	$40.5	-145.7%	$(2.6)	$142.8	-101.8%

Net investment losses
Before tax	$(12.7)	$(0.4)	N.M.	$(56.5)	$(11.0)	N.M.
After tax	(10.0)	(0.3)	N.M.	(44.5)	(8.6)	N.M.
Per share, diluted	$(0.25)	$(0.01)	N.M.	$(1.06)	$(0.20)	N.M.
N.M. - Not meaningful.
(1)    Corporate & Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 12.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Change		2022	2021	Change
Property & Casualty
Net premiums written*	$153.5	$146.6	4.7%		$617.5	$607.8	1.6%
Net premiums earned	155.7	153.3	1.6%		608.2	617.4	-1.5%
Net investment income	8.5	17.3	-50.9%		31.4	61.1	-48.6%
Other income	0.7	0.5	40.0%		3.4	4.5	-24.4%
Losses and loss adjustment expenses (LAE)	153.5	109.7	39.9%		534.3	447.9	19.3%
Operating expenses (includes amortization expense)	45.8	43.3	5.8%		166.9	164.8	1.3%
Interest expense	—	—	N.M.		—	0.1	N.M.
Income (loss) before income taxes	(34.4)	18.1	N.M.		(58.2)	70.2	N.M.
Net income (loss)	(25.0)	14.5	N.M.		(44.4)	57.0	N.M.
Core earnings (loss)*	(25.0)	14.5	N.M.		(44.4)	57.0	N.M.
Net investment income, after tax	7.0	14.1	-50.4%		26.4	50.2	-47.4%

Catastrophe losses
After tax	9.8	8.8	11.4%		63.2	61.8	2.3%
Before tax	12.4	11.1	11.7%		80.0	78.2	2.3%
Prior years’ reserve development, before tax(1)
Auto	14.0	—	N.M.		28.0	(5.0)	N.M.
Property and other	—	—	N.M.		(6.0)	(2.2)	N.M.
Total	14.0	—	N.M.		22.0	(7.2)	N.M.

Operating statistics:
Loss and loss adjustment expense ratio	98.6%	71.6%	27.0	pts	87.9%	72.5%	15.4	pts
Expense ratio	29.4%	28.3%	1.1	pts	27.4%	26.7%	0.7	pts
Combined ratio	128.0%	99.9%	28.1	pts	115.3%	99.2%	16.1	pts
Effect on the combined ratio of:
Catastrophe losses	8.0%	7.2%	0.8	pts	13.0%	12.7%	0.3	pts
Prior years’ reserve development(1)	9.0%	—%	9.0	pts	3.6%	-1.2%	4.8	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	111.0%	92.7%	18.3	pts	98.7%	87.7%	11.0	pts

Risks in force (in thousands)					538	553	-2.7%
Auto(2)					367	376	-2.4%
Property					171	177	-3.4%

Household Retention - LTM
Auto(3)					87.0%	83.7%	3.3	pts
Property(3)					89.6%	88.3%	1.3	pts
N.M. - Not meaningful.
(1)    (Favorable) unfavorable.
(2)    Includes assumed risks in force of 4.
(3)    Retention is based on retained households. History has been restated to reflect this change.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Change	2022	2021		Change
Life & Retirement
Net premiums written and contract deposits*	$136.8	$135.6	0.9%	$544.8	$563.0		-3.2%

Net premiums and contract charges earned	35.6	25.9	37.5%	145.3	144.2		0.8%
Net investment income	84.3	91.2	-7.6%	338.3	338.6		-0.1%
Other income	3.6	5.1	-29.4%	17.0	20.0		-15.0%

Death benefits / mortality cost(1)	7.8	10.1	-22.8%	39.3	43.5		-9.7%
Interest credited	47.9	10.7	N.M.	176.3	164.1		7.4%
Change in reserves	22.4	41.3	-45.8%	88.2	85.3		3.4%
Operating expenses	27.9	27.1	3.0%	102.7	101.1		1.6%
DAC amortization expense, excluding unlocking	6.4	6.9	-7.2%	27.7	27.0		2.6%
DAC unlocking	(1.3)	0.3	N.M	5.1	(1.5)		N.M.
Intangible asset amortization expense	0.3	0.3	—%	1.1	1.3		-15.4%
Other expense - goodwill and intangible asset impairments	4.8	—	N.M.	4.8	—		N.M.

Income before income taxes	7.3	25.5	-71.4%	55.4	82.0		-32.4%
Income tax expense	0.3	4.1	-92.7%	6.6	13.6		-51.5%
Net income	7.0	21.4	-67.3%	48.8	68.4		-28.7%
Core earnings*	10.8	21.4	-49.5%	52.6	68.4		-23.1%
Adjusted core earnings*	10.0	21.9	-54.3%	57.5	68.2		-15.7%

Life policies in force (in thousands)				162	163		-0.6%
Life insurance in force				$20,030	$19,548		2.5%
Lapse ratio - 12 months(1)				4.0%	3.5%	0.5	pts

Annuity contracts in force (in thousands)				228	230		-0.9%
Horace Mann Retirement Advantage® contracts in force (in thousands)				17	15		13.3%
Total Persistency - LTM				93.7%	94.4%	-0.7	pts
N.M. - Not meaningful.
(1)    Ordinary life insurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	Change		2022	2021	Change
Supplemental & Group Benefits
Net premiums and contract charges earned	$68.2	$31.6	115.8%		$275.5	$128.0	115.2%
Net investment income	7.9	6.2	27.4%		33.3	25.2	32.1%
Other income	(5.0)	0.7	N.M.		(13.4)	2.6	N.M.
Benefits, settlement expenses and change in reserves	19.7	10.3	91.3%		99.8	41.0	143.4%
Interest credited	0.6	0.1	N.M.		1.3	0.3	N.M.
Operating expenses (includes DAC unlocking and amortization expense)	27.5	11.1	147.7%		104.0	44.2	135.3%
Intangible asset amortization expense	3.9	2.9	34.5%		15.7	11.7	34.2%
Income before income taxes	19.4	14.1	37.6%		74.6	58.6	27.3%
Net income	14.9	11.2	33.0%		58.5	46.0	27.2%
Core earnings*	14.9	11.2	33.0%		58.5	46.0	27.2%
Adjusted core earnings*	18.0	13.5	33.3%		70.9	55.3	28.2%

Benefits ratio(1)	29.8%	32.9%	-3.1	pts	36.7%	32.3%	4.4	pts
Operating expense ratio(2)	38.7%	28.8%	9.9	pts	35.2%	28.4%	6.8	pts
Pretax profit margin(3)	27.3%	36.6%	-9.3	pts	25.3%	37.6%	-12.3	pts

Worksite Direct products benefits ratio	25.3%	31.7%	-6.4	pts	30.1%	31.9%	-1.8	pts
Worksite Direct premium persistency (rolling 12 months)	90.4%	92.5%	-2.1	pts	90.4%	92.5%	-2.1	pts
Employer-sponsored products benefits ratio	33.2%	—%	N.M.		41.9%	—%	N.M.
N.M. - Not meaningful.
(1)    Ratio of benefits to net premiums earned.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Corporate & Other(1)
Components of loss before tax:
Net investment losses	$(12.7)	$(0.4)	N.M.	$(56.5)	$(11.0)	N.M.
Interest expense	(5.9)	(3.5)	-68.6%	(19.4)	(13.8)	-40.6%
Other operating expenses, net investment income and other income	(1.9)	(4.2)	54.8%	(7.8)	(11.1)	29.7%
Loss before income taxes	(20.5)	(8.1)	-153.1%	(83.7)	(35.9)	-133.1%
Net loss	(15.4)	(6.6)	-133.3%	(65.5)	(28.6)	-129.0%
Core loss*	(5.4)	(6.3)	14.3%	(21.0)	(20.0)	-5.0%
N.M. - Not meaningful.
(1)    The Corporate & Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Investments
Life & Retirement
Fixed maturity securities, at fair value (amortized cost, net 2022, $4,404.7; 2021, $4,559.1)				$3,960.1	$4,915.4	-19.4%
Equity securities, at fair value				75.6	110.1	-31.3%
Short-term investments				70.4	87.5	-19.5%
Policy loans				138.4	141.3	-2.1%
Limited partnership interests				697.2	492.9	41.4%
Other investments				62.0	45.8	35.4%
Total Life & Retirement investments				5,003.7	5,793.0	-13.6%

Property & Casualty
Fixed maturity securities, at fair value (amortized cost, net 2022, $591.6; 2021, $663.5)				551.3	723.8	-23.8%
Equity securities, at fair value				16.7	27.2	-38.6%
Short-term investments				18.2	52.1	-65.1%
Limited partnership interests				190.1	171.8	10.7%
Other investments				1.0	1.0	—%
Total Property & Casualty investments				777.3	975.9	-20.4%

Supplemental & Group Benefits
Fixed maturity securities, at fair value (amortized cost, net 2022, $760.4; 2021, $575.1)				673.4	600.1	12.2%
Equity securities, at fair value				6.3	8.9	-29.2%
Short-term investments				20.0	17.2	16.3%
Policy loans				0.9	0.8	12.5%
Limited partnership interests				96.4	48.1	100.4%
Other investments				7.6	3.5	117.1%
Total Supplemental & Group Benefits investments				804.6	678.6	18.6%

Corporate & Other
Fixed maturity securities, at fair value (amortized cost, net 2022, $0.2; 2021, $0.0)				0.2	—	N.M.
Equity securities, at fair value				1.0	1.0	—%
Short-term investments				0.8	1.0	-20.0%
Total Corporate & Other investments				2.0	2.0	—%
Total investments				$6,587.6	$7,449.5	-11.6%

Net investment income - investment portfolio
Before tax	$74.1	$88.1	-15.9%	$297.4	$321.4	-7.5%
After tax	58.9	70.0	-15.9%	236.6	255.8	-7.5%
Investment income - deposit asset on reinsurance
Before tax	$26.1	26.0	0.4%	$103.5	101.1	2.4%
After tax	20.6	20.6	—%	81.7	79.9	2.3%
N.M. - Not meaningful.